 EXHIBIT 4.10

ADMINISTRATIVE AGENT AGREEMENT

Between

WASHINGTON MUTUAL BANK
(Servicer)

 and

WASHINGTON MUTUAL MORTGAGE SECURITIES CORP.
(Administrative Agent)

Dated as of April 1, 2006

Residential Subprime Mortgage Loans

ADMINISTRATIVE AGENT AGREEMENT

(Washington Mutual Bank—Washington Mutual Mortgage Securities Corp.)

This Administrative Agent Agreement (the “Administrative Agent Agreement”), is made between Washington Mutual Bank, in its capacity as servicer (the “Servicer”), and Washington Mutual Mortgage Securities Corp., and its successors and assigns, in its capacity as Administrative Agent (the “Administrative Agent”), effective as of the 1st day of April 2006.

PRELIMINARY STATEMENT

WHEREAS, the Servicer services certain Mortgage Loans (as defined below) pursuant to one or more Pooling Agreements (as defined below);

WHEREAS, the Servicer desires to retain the Administrative Agent to perform certain services with respect to the Mortgage Loans, and the Administrative Agent desires to be so retained;

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Servicer and the Administrative Agent agree as follows:

ARTICLE I.
DEFINITIONS

Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

1.1        Administrative Agent Fee:  The fee payable by the Servicer to the Administrative Agent in consideration of the Administrative Agent performing the Services with respect to the Mortgage Loans.

1.2        Agreement:  This Administrative Agent Agreement and all amendments hereof and supplements hereto.

1.3        Mortgage Loan:  A subprime mortgage loan listed on a Mortgage Loan Schedule.

1.4        Mortgage Loan Schedule:  A schedule, delivered by the Servicer to the Administrative Agent from time to time, of subprime mortgage loans serviced by the Servicer pursuant to a Pooling Agreement and with respect to which subprime mortgage loans the Administrative Agent is to perform its services pursuant to this Agreement.

1.5        Pooling Agreement:  With respect to any Mortgage Loan, the applicable pooling and servicing agreement or other like document, pursuant to which the Servicer services such Mortgage Loan.

1.6        Regulation AB:  Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. Sections 229.100-229.1100-229.1123, as such may be amended from time to time.

1.7       Services:  The functions described under “Administrative Agent Requirements” in Exhibit A attached hereto.

ARTICLE II.
SERVICES TO BE PERFORMED BY ADMINISTRATIVE AGENT

2.1       Covered Services.        The Administrative Agent agrees to perform the Services with respect to the Mortgage Loans.  The Administrative Agent agrees to perform the Services with respect to each Mortgage Loan in accordance with all of the terms and conditions of the applicable Pooling Agreement.  Subject only to applicable law, and the terms of this Agreement, the applicable Pooling Agreement, and the respective Mortgage Loans, the Administrative Agent shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with the Services which it may deem necessary or desirable.  The Administrative Agent shall have no obligation to perform any services other than the Services. The Servicer agrees to perform the functions described under “Servicer Requirements” in Exhibit A attached hereto.

2.2       Administrative Agent's Compensation.  The Administrative Agent shall be entitled to be paid the Administrative Agent Fee by the Servicer, in the amount and in the manner set forth in Exhibit B attached hereto.

2.3       Annual Certificate as to Compliance.  On or before March 15, 2007, and on or before March 15 of each year thereafter, the Administrative Agent shall provide to the Servicer a certificate of an officer of the Administrative Agent relating to the Administrative Agent's performance of its duties hereunder, or an assessment report of the Administrative Agent, which officer's certificate or assessment report, as applicable, shall be in form and substance with respect to the Services substantially the same as required of the Servicer under the applicable Pooling Agreement.

2.4       Annual Independent Public Accountants’ Servicing Report.  If so requested by the Servicer, the Administrative Agent shall engage a firm of independent public accountants (which may also render other services to the Administrative Agent and is a member of the American Institute of Certified Public Accountants) to prepare, and shall deliver to the Servicer on or before March 15 of each year after the date of this Agreement a report covering the Administrative Agent’s activities hereunder, which report shall be in form and substance with respect to the Services substantially the same as required of the Servicer under the applicable Pooling Agreement.

2.5       Report on Assessment of Compliance with Servicing Criteria and Servicing Compliance Statement.  If so requested by the Servicer, the Administrative Agent shall, on or before March 15 of each year after the date of this Agreement (or such earlier date as reasonably requested by the Servicer), deliver to the Servicer the following documents:

            (a)        a report on its assessment of compliance during the preceding calendar year with all applicable servicing criteria set forth in Item 1122(d)( of Regulation AB with respect to asset-backed securities transactions taken as a whole involving the Administrative Agent that are backed by assets of the same type as the applicable Mortgage Loans, as required by Item 1122 of Regulation AB;

            (b)        with respect to the assessment report described in clause (a) above, a report by a registered public accounting firm that attests to, and reports on, the assessment made by the Administrative Agent, as required by Item 1122 of Regulation AB; and

            (c)        a statement of compliance from the Administrative Agent, as required by Item 1123 of Regulation AB, signed by an authorized officer, to the effect that:

                        (i)         a review of the Administrative Agent’s activities during the preceding calendar year (or applicable portion thereof) and of its performance under the related Polling Agreement has been made under such officer’s supervision; and

                        (ii)        to the best of such officer’s knowledge, based on such review, the Administrative Agent has fulfilled all of its obligations under the related Pooling Agreement in all material respects throughout the preceding calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1       Representations and Warranties of the Servicer.  The Servicer represents and warrants the following as of the date of this Agreement:

            (a)        Qualification to do Business. The Servicer is qualified to do business in all jurisdictions in which a property securing a Mortgage Loan is located and where such qualification is required.

            (b)        Authority and Capacity. The Servicer has all requisite corporate power, authority and capacity to enter into this Agreement and to perform the obligations required of it hereunder. This Agreement (assuming the due authorization and execution of this Agreement by the Administrative Agent) constitutes a valid and legally binding agreement of the Servicer enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar laws, and by equitable principles. No consent, approval, authorization or order of or registration or filing with, or notice to, any governmental authority or court is required under state or federal law prior to the execution, delivery and performance of or compliance by the Servicer with this Agreement or the consummation by the Servicer of any other transaction contemplated hereby.

            (c)        No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement nor compliance with its terms and conditions, shall conflict with or result in the breach of, or constitute a default under any of the terms, conditions or provisions of any Pooling Agreement or its charter or by-laws or any similar corporate documents of the Servicer or any mortgage, indenture, deed of trust, loan or credit agreement or other agreement or instrument to which the Servicer is now a party or by which it is bound.

            (d)        Compliance with Laws. There is no action, suit, proceeding or investigation pending, or to the Servicer’s knowledge threatened, against the Servicer before any court, administrative agency or other tribunal (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated hereby or (iii) which might materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this Agreement.

            (e)        Performance. The Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement.

3.2       Representations and Warranties of the Administrative Agent.  The Administrative Agent represents and warrants the following as of the date of this Agreement:

            (a)        Qualification to do Business. The Administrative Agent is qualified to do business in all jurisdictions in which a property securing a Mortgage Loan is located and where such qualification is required.

            (b)        Authority and Capacity. The Administrative Agent has all requisite corporate power, authority and capacity to enter into this Agreement and to perform the obligations required of it hereunder. This Agreement (assuming the due authorization and execution of this Agreement by the Servicer) constitutes a valid and legally binding agreement of the Administrative Agent enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar laws, and by equitable principles. No consent, approval, authorization or order of or registration or filing with, or notice to, any governmental authority or court is required under state or federal law prior to the execution, delivery and performance of or compliance by the Administrative Agent with this Agreement or the consummation by the Administrative Agent of any other transaction contemplated hereby.

            (c)        No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement nor compliance with its terms and conditions, shall conflict with or result in the breach of, or constitute a default under any of the terms, conditions or provisions of its charter or by-laws or any similar corporate documents of the Administrative Agent or any mortgage, indenture, deed of trust, loan or credit agreement or other agreement or instrument to which the Administrative Agent is now a party or by which it is bound.

            (d)        Compliance with Laws. There is no action, suit, proceeding or investigation pending, or to the Administrative Agent’s knowledge threatened, against the Administrative Agent before any court, administrative agency or other tribunal (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated hereby or (iii) which might materially and adversely affect the performance by the Administrative Agent of its obligations under, or the validity or enforceability of, this Agreement.

            (e)        Performance. The Administrative Agent does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement.

ARTICLE IV.
TERM AND TERMINATION

4.1       Term.  Except as provided in Section 4.2 of this Agreement, the duties and obligations of the Administrative Agent under this Agreement shall commence as of the date of execution and delivery hereof and shall continue in full force and effect until this Agreement is terminated by agreement of the parties hereto or such earlier date pursuant to Section 4.2.

4.2       Termination.  The Servicer may terminate or replace the Administrative Agent at any time upon 60 days prior written notice; provided, however, that the Servicer shall have the right to terminate this Agreement immediately upon delivery of written notice if any act or omission by the Administrative Agent results in the occurrence of, or otherwise constitutes, an "Event of Default" under any Pooling Agreement.  The Administrative Agent may terminate this agreement upon 120 days prior written notice to the Servicer.

ARTICLE V.
MISCELLANEOUS

5.1       Notices.  All notices, requests, demands, directions and other communications (collectively "notices") under the provisions of this Agreement shall be in writing (including telexed or facsimile communication) and shall be sent by first-class mail, first-class express mail, or by telex or facsimile with confirmation in writing mailed first-class mail, in all cases with charges prepaid.  Any such properly given notice shall be effective when received.  All notices shall be sent to the applicable party at the following office or in accordance with the last unrevoked written direction from such party to the other parties hereto: (a) in the case of the Servicer, 19850 Plummer Street, Chatsworth, California 91311, Fax No: (818) 775-2819, Attention: Vice President Investor Reporting, with a copy to: Washington Mutual Legal Department, 1201 Third Avenue, WMT 1706, Seattle, WA 98101, Fax No: (206) 377-6244, Attention: WaMu; and (b) in the case of the Administrative Agent, 75 North Fairway Drive, Vernon Hills, Illinois 60061, Attention: Master Servicing Department, with a copy to Washington Mutual Legal Department, 1201 Third Avenue, WMT 1706, Seattle, Washington 98101, Attention: WMMSC.

5.2       Successors and Assigns.  This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that the Administrative Agent may not assign any of its rights or delegate any of its duties hereunder without the prior written consent of the Servicer.

5.3       Severability.  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

5.5       Headings, Descriptive, etc.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.  All references to Sections are to Sections of this Agreement unless otherwise specified.  The words "hereof," "herein," "hereto," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

5.7       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York (including Section 5-1401 of the New York General Obligations Law) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws without giving effect to conflict of laws principles other than Section 5-1401 of the New York General Obligations Law.

[signatures follow]

IN WITNESS WHEREOF, each of the undersigned parties has caused one of its duly authorized officers to execute this Administrative Agent Agreement in its corporate name, all as of the date first above written.

WASHINGTON MUTUAL BANK

By:  /s/ Henry J. Berens
Name:  Henry J. Berens
Title:     Senior Vice President

WASHINGTON MUTUAL MORTGAGE
   SECURITIES CORP.

By: /s/ Thomas G. Lehmann
Name:  Thomas G. Lehmann
Title:     President

EXHIBIT A

Servicer Requirements

a.         The Servicer will provide to the Administrative Agent complete and accurate loan reports with respect to the Mortgage Loans via email excel file (the “Month End Data File”) on or before 3 PM Central Time on the 12th calendar day of the month (or, if the 12th calendar day is not a business day, on the next business day).

b.         The Servicer will provide to the Administrative Agent a file (the “Payoff File”) with respect to the Mortgage Loans that prepaid in full through the 14th calendar day of the current calendar month, on or before 3 PM Central Time on the 15th calendar day of the month (or, if the 15th calendar day is not a business day, on the next business day).

c.         The Servicer will provide to the Administrative Agent any other reasonable data, analysis, or reporting requested by the Administrative Agent within two business days of request.

Administrative Agent Requirements

a.         The Administrative Agent will calculate the amount of the Prepayment Interest Shortfall and the Compensating Interest (as those terms are defined in the applicable Pooling Agreement) payable by the Servicer to the applicable Trustee monthly in accordance with the requirements of each Pooling Agreement.

b.         The Administrative Agent will provide to the Servicer and the applicable Trustee a revised Month End Data File, reflecting the changes described in the immediately preceding paragraph, on or before the 19th calendar day of the month (or, if the 19th calendar day is not a business day, the next business day).

c.         The Administrative Agent will prepare and deliver to the Servicer and the applicable Trustee any necessary revisions to information previously delivered by the Administrative Agent to the Servicer or the applicable Trustee pursuant to this Agreement.

d.         The Administrative Agent will provide to the Servicer any other reasonable data, analysis, or reporting requested by the Servicer within two business days of request.

EXHIBIT B

Administrative Agent's Fee

Compensation will be paid in accordance with a separate letter agreement between Servicer and Administrative Agreement.